Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Angie Yang/Eileen Rauchberg
Chairman/Chief Executive Officer	PondelWilkinson Inc.
Phone (310) 270-9501	Corporate and Investor Relations
Phone: (310) 279-5980
Jason P. DiNapoli
President/Chief Operating Officer
Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS 2008 SECOND QUARTER FINANCIAL RESULTS

Los Angeles, – August 11, 2008 – 1st Century Bancshares, Inc. (OTCBB:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for its second quarter and six months ended June 30, 2008.

“1st Century Bank proudly stands very well poised in terms of capital and credit quality with a total risk-based capital ratio of 24.85%, far exceeding the standards for being considered well-capitalized, and no nonperforming loans as of June 30, 2008 which is more important than ever during these difficult financial times,” said Alan I. Rothenberg, Chairman and Chief Executive Officer of 1st Century Bancshares. “Supported by one of the strongest balance sheets amongst our peers, we will continue to operate the Bank prudently in a safe and sound manner and keep the welfare of our clients at the forefront of our efforts.”

Second Quarter Highlights

•                  Net interest margin for the second quarter of 2008 expanded to 4.92% compared to 4.57% in the second quarter of 2007.

•                  Total risk-based capital was 26.14% at June 30, 2008, which is substantially above the regulatory standard of 10.00% for “well-capitalized” financial institutions.

•                  As of June 30, 2008, total assets were $252.2 million, an increase of 12.7% from December 31, 2007 and 24.0% from June 30, 2007.

•                  Gross loans increased to $192.9 million, an increase of $15.8 million or 8.9% compared to March 31, 2008 and an increase of $20.5 million or 11.9% compared to December 31, 2007.

•                  Net income of $59,000 for the second quarter of 2008 was $191,000 lower than the second quarter of 2007.

•                  Provision for loan losses of $266,000 for the second quarter of 2008 represented an increase of $12,000 compared to the second quarter of 2007.

•      The Company has no subprime mortgages.

Net Interest Income and Margin

Net interest income of $2.9 million for the quarter ended June 30, 2008 represented an increase of $525,000 or 22.1% over the $2.4 million reported for the same quarter in 2007.  The increase in net interest income was primarily attributed to growth in average earning assets from $207.6 million for the quarter ended June 30, 2007 to $236.7 million for the quarter ended June 30, 2008, or an increase of 14.1%, and an improved net interest margin.

The Company’s net interest margin for the quarter ended June 30, 2008 was 4.92% compared to 4.65% for the quarter ended March 31, 2008 and 4.57% for the quarter ended June 30, 2007.  The 35 basis point increase in net interest margin from second quarter 2007 to 2008 was primarily due to a 222 basis point reduction of interest paid on interest-bearing liabilities and an increase in average demand deposit balances of $2.7 million, partially offset by an 88 basis point reduction in yield on average earning assets.

“We continue to focus on our net interest margin.  Our disciplined pricing strategy has allowed us to increase our margin year over year while maintaining solid growth in assets,” said Jason DiNapoli, President and Chief Operating Officer of 1st Century Bancshares.

For the six months ended June 30, 2008, net interest income was $5.6 million compared to $4.6 million in the prior year period.  The increase was attributed to average earning assets growth of $28.1 million to $236.1 million and expanded net interest margin from 4.45% to 4.79% for the six months ended June 30, 2007 and 2008, respectively.

Net interest margin expanded to 4.79% for the six months ended June 30, 2008 primarily due to a 196 basis point reduction of interest paid on interest-bearing liabilities and a $5.0 million increase in average demand deposits, offset by a 76 basis point reduction in yield on average earning assets.

Non-Interest Income

Non-interest income for the quarter ended June 30, 2008 was $56,000 compared to $132,000 for the same period a year ago.  The decrease in non-interest income is primarily a result of the Company having no loan syndication fees in the quarter ended June 30, 2008 compared to $70,000 for the same period in 2007.

For the six months ended June 30, 2008, non-interest income was $171,000 compared to $307,000 in the same period a year ago.  The decrease of $136,000 was primarily due to a decrease of $195,000 in loan syndication fees, partially offset by an increase in loan arrangement fees of $51,000.

Non-Interest Expense

Non-interest expense was $2.6 million for the three months ended June 30, 2008 compared to $2.0 million for the prior year period.  Compensation and benefits increased $250,000 primarily due to an increase in the average full-time equivalent (“FTE”) employees from 32 FTE for the quarter ended June 30, 2007 to 41 FTE for the quarter ended June 30, 2008.  Occupancy expenses increased $47,000 as a result of the January 2008 opening of the Company’s Private Banking Center located on the ground floor of the Company’s headquarters.  Technology expenses increased by $93,000 primarily due to costs associated with the conversion to a new core system processor in May 2008.  Other expenses increased by $175,000 due primarily to $198,000 in proxy related expenses principally related to the Company’s proxy solicitation for its contested election of directors at its annual meeting of stockholders.

Non-interest expense was $4.9 million for the six months ended June 30, 2008 compared to $4.2 million for the prior year period.  Compensation and benefits increased $634,000 primarily due to an increase in FTE from 32 FTE for the six months ended June 30, 2007 to 41 FTE for the six months ended June 30, 2008.  Occupancy costs increased by $54,000 primarily due to the opening of the new Private Banking

Center.  Professional fees decreased by $323,000 as a result of a reduction in consultant fees of $174,000, corporate legal fees of $60,000, net of an increase of $63,000 in legal fees, principally related to the Company’s proxy solicitation for its contested election of directors at its annual meeting of stockholders, and a reduction of Sarbanes-Oxley Act related costs of $77,000.  Technology expenses increased by $93,000 primarily due to the conversion to a new core systems processor in May 2008.  Other operating expenses increased $183,000 in general due to growth in the loan and deposit portfolio as well as $135,000 in proxy related expenses principally related to the Company’s proxy solicitation for its contested election of its directors at its annual meeting of stockholders.

Income Before Income Taxes and Net Income

Income before income taxes was $122,000 and $250,000 for the quarter ended June 30, 2008 and 2007, respectively, and $472,000 and $414,000 for the six months ended June 30, 2008 and 2007, respectively.  Excluding the non-core cost of $198,000 related to the proxy solicitation, income before income taxes would have been $320,000 and $670,000 for the three and six month periods ended June 30, 2008.

The Company reported net income of $59,000, or $.01 per diluted share, for the three months ended

June 30, 2008 compared to net income of $250,000, or $.02 per diluted share, in the same period a year ago.

Balance Sheet

Total assets increased 12.7% or $28.3 million to $252.2 million at June 30, 2008 compared to $223.9 million at December 31, 2007.  The growth in assets was primarily in investment securities, which increased $4.7 million to $46.5 million at June 30, 2008, and total gross loans, which increased $20.5 million to $192.9 million at June 30, 2008.

Loan growth was funded primarily by an increase in total deposits of $6.2 million or 3.8% from $161.2 million at December 31, 2007 to $167.4 million at June 30, 2008 and an increase in other borrowings of $22.0 million to $24.0 million at June 30, 2008 compared to $2.0 million at December 31, 2007.

Credit Quality

The allowance for loan losses was $2.6 million, or 1.37% of total loans at June 30, 2008, compared to $2.4 million, or 1.37% of total loans at December 31, 2007.  The provision for loan losses was $266,000 and $431,000 for the three months and six months ended June 30, 2008, respectively, compared to $254,000 and $271,000 for the same periods a year ago.  Charge-offs were $12,000 and $161,000 for the three and six months ended June 30, 2008, respectively.  There were no charge-offs for the first six months of 2007.

At June 30, 2008, the Company had $578,000 of other real estate owned through the foreclosure of two residential real estate properties.  As previously reported, both properties were collateral for two purchased real estate mortgage loans located in Southern California.  In March 2008, the Company charged-off $149,000 related to these loans.  The amount of $578,000 represents management’s estimate of fair value less estimated disposal costs for these properties at June 30, 2008.

In 2004, the Company purchased 28 single family residential mortgage loans totaling approximately $12.6 million, none of which were sub-prime mortgages.  The Company purchased these loans as an opportunity to enhance its yield on earning assets during its initial months of operation.  As of June 30, 2008 there are three remaining purchased loans totaling $1.6 million that are performing loans.

The Company had no non-performing loans and $578,000 of other real estate owned at June 30, 2008.

Management follows diligent and thorough credit administration and risk management practices such as analyzing classified credits, pools of loans, economic factors, trends in loan portfolio, and changes in policies, procedures, and underwriting criteria.  Management believes that the allowance for loan losses at June 30, 2008 and the methodology utilized in deriving that level is adequate to absorb known and inherent losses in the loan portfolio.

Capital Adequacy

At June 30, 2008, stockholders’ equity in the Company totaled $59.0 million compared to $58.6 million at December 31, 2007.  The Bank’s total risk-based capital ratio, tier one capital ratio, and leverage ratio of 24.85%, 23.69% and 23.87%, respectively, were all substantially above the regulatory standards for “well-capitalized” financial institutions.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs.  Additional information is available at www.1stcenturybank.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements, include, but are not limited to, the Company’s ability to provide greater flexibility for capital planning and operational expansion, navigate the difficult banking environment, maintain strong loan loss reserves and remain well capitalized and implement operational enhancements.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on the Company’s operating results, ability to attract deposit and loan customers and the quality of the Company’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

Summary Financial Information

The following tables present relevant financial data from 1st Century Bancshares’ recent performance:

	June 30,	December 31,	June 30,
	2008	2007	2007
Balance Sheet results:
(Dollars in thousands except per share data)

Total Assets	$252,188	$223,855	$203,296
Gross Loans	$192,890	$172,364	$146,165
Unearned Fee Income	$63	$131	$99
Allowance for Loan Losses ("ALL")	$2,639	$2,369	$1,939
Total Net Loans	$190,188	$169,864	$144,127
ALL to Gross Loans	1.37%	1.37%	1.33%
Net Charge-off to YTD Average Gross Loans	0.09%	—	—
Non-performing Assets	$578	$—	$—
Total Deposits	$167,378	$161,193	$147,402
Other Borrowings	$24,000	$2,000	$—
Total Shareholders' Equity	$58,987	$58,612	$54,400
Net Loans to Deposits	113.63%	105.38%	97.78%
Equity to Assets	23.39%	26.18%	26.76%
Ending Shares Outstanding	9,935,300	9,913,884	9,898,884
Ending Book Value per Share	$5.94	$5.91	$5.50

	Three Months Ended June 30,
	2008	2007
Quarter Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$2,896	$2,371
Provision for Loan Losses	$266	$254
Non-interest Income	$56	$132
Non-interest Expense	$2,564	$1,999
Income Before Taxes	$122	$250
Income Tax Provision	$63	$—
Net Income	$59	$250
Basic Income per Share	$0.01	$0.03
Diluted Income per Share	$0.01	$0.02
Quarterly Return on Average Assets*	0.10%	0.47%
Quarterly Return on Average Equity*	0.40%	1.83%
Quarterly Net Interest Margin*	4.92%	4.57%

	Six Months Ended June 30,
	2008	2007
YTD Operating Results (Dollars in thousands except per share data)

Net Interest Income	$5,622	$4,623
Provision for Loan Losses	$431	$271
Non-interest Income	$171	$307
Non-interest Expense	$4,890	$4,245
Income Before Taxes	$472	$414
Income Tax Expense	$207	$—
Net Income	$265	$414
Basic Income per Share	$0.03	$0.04
Diluted Income per Share	$0.03	$0.04
YTD Return on Average Assets*	0.22%	0.39%
YTD Return on Average Equity*	0.91%	1.51%
YTD Net Interest Margin*	4.79%	4.45%

*Percentages are reported on an annualized basis.